                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                 Skywest, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (6)  Amount Previously Paid:

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     (7)  Form, Schedule or Registration Statement No.:

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     (8)  Filing Party:

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     (9)  Date Filed:

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

                                 SKYWEST, INC.

                           ------------------------
                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 14, 2001
                            ------------------------

To the Shareholders of
SKYWEST, INC.:

     The Annual Meeting of Shareholders of SkyWest, Inc. (the "Company") will be held at the SkyWest Corporate Offices, 444 South River Road, St. George, Utah 84790, on Tuesday, August 14, 2001, at 11:00 a.m. (the "Annual Meeting"). The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

     (1) The election of nine members of the Board of Directors, each to serve until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

     (2) The ratification of the appointment of Arthur Andersen LLP as independent public accountants for the transition period ending December 31, 2001.

     (3) Such other matters as may properly come before the meeting.

     The Board of Directors has fixed the close of business on June 20, 2001 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Jerry C. Atkin

                                          Jerry C. Atkin
                                          Chairman of the Board

DATED: June 29, 2001

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE DATE, FILL IN, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY.

                                 SKYWEST, INC.
                              444 SOUTH RIVER ROAD
                             ST. GEORGE, UTAH 84790
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                AUGUST 14, 2001

                            SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to the shareholders of SkyWest, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's common stock, no par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held Tuesday, August 14, 2001, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about July 2, 2001.

     The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                     VOTING

     The Board of Directors has fixed the close of business on June 20, 2001 as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 56,213,580 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

PROXIES

     Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the nine director nominees; FOR the ratification of the appointment by the Board of Directors of Arthur Andersen LLP as independent public accountants of the Company for the transition period ending December 31, 2001; and, in the discretion of the proxy holder, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked or by voting the Common Stock covered thereby in person at the Annual Meeting.

VOTE REQUIRED

     The presence of a majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Holders of shares of

Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date. In the election of directors, shareholders will not be allowed to cumulate their votes. The nine nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The ratification of the selection of the independent public accountants and any other matter presented for approval by the shareholders will generally be approved, in accordance with Utah law, if the votes cast in favor of a matter exceed the votes cast opposing such matter. As a result, abstentions and broker non-votes will not affect the outcome of any such matter.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Board of Directors will consist of nine directors, all of whom will be elected at the Annual Meeting. Such directors will serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Shareholders do not have cumulative voting rights in the election of directors (each shareholder is entitled to cast one vote for each share held for each director). Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote "FOR" the election as directors of the persons identified below as nominees for directors. Each of the nominees is currently serving as a director. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted "FOR" such other person or persons, if any, as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee herein named will be unable or unwilling to serve.

NOMINEES FOR DIRECTOR

     The following paragraphs set forth information about each nominee for election as a director.

     JERRY C. ATKIN, 52, joined the Company in July 1974 as a member of the Board of Directors and the Company's Director of Finance. In 1975, he assumed the office of President and Chief Executive Officer. He was elected Chairman of the Board in 1991. Prior to employment by the Company, Mr. Atkin was employed by a public accounting firm and is a certified public accountant. Mr. Atkin is a board member of each of The Regence Group, a medical insurance holding company, and Zions Bancorporation, a Utah bank holding company. He also served as the 2000 Chairman of the Regional Airline Association.

     J. RALPH ATKIN, 58, was the founder of the Company and served as President and Chief Executive Officer from 1972 to 1975. He served as Chairman of the Board from 1972 to 1991. From 1984 to 1988, he served as Senior Vice President of the Company. He served as Chief Executive Officer of EuroSky, a company organized to explore the feasibility of a regional airline in Austria, during 1994 and 1995. From March 1991 to January 1993, he was Director of Business and Economic Development for the State of Utah. Mr. Atkin is an attorney and has been engaged in the private practice of law in St. George, Utah since 1970. Mr. Atkin has served as a director of the Company since 1972.

     SIDNEY J. ATKIN, 66, was elected Vice Chairman of the Board in 1988. From 1984 to 1988, he served as Senior Vice President of the Company. For more than five years, Mr. Atkin has been President of Sugarloaf Corp., a Utah corporation involved in the operation of restaurants and motels. Mr. Atkin has served as a director of the Company since 1973.

     MERVYN K. COX, 64, has been for more than five years an orthodontist engaged in private practice and has also engaged in the development and management of real estate. Mr. Cox has served as a director of the Company since 1974.

     IAN M. CUMMING, 60, is Chairman of Leucadia National Corporation, a diversified financial services holding company principally engaged in personal and commercial lines of property and casualty insurance, banking and lending and manufacturing. He has served as a director of the Company since 1986. Mr. Cumming is also a director of MK Gold Company, a gold mining and exploration company, and Allcity Insurance Company, a property and casualty insurer. In addition, he is the Chairman of Barbados Light & Power Co., a Caribbean utilities company.

     HENRY J. EYRING, 37, was appointed the Director of the MBA Program at Brigham Young University in 1998. From 1989 to 1998, he was employed by the Monitor Company, an international management consulting firm based in Cambridge, Massachusetts, and he continues to serve as a consultant to the Monitor Company. He is also a member of the Board of Trustees of Southern Utah University. Mr. Eyring has served as a director of the Company since 1995.

     STEVEN F. UDVAR-HAZY, 55, is currently President, Director and Chief Executive Officer of International Lease Finance Corporation, a wholly-owned subsidiary of American International Group, Inc., which leases and finances commercial jet aircraft worldwide. Mr. Udvar-Hazy has been engaged in aircraft leasing and finance for more than 35 years. He has served as a director of the Company since 1986.

     HYRUM W. SMITH, 57, is the co-founder and Vice Chairman of Franklin Covey Co., a publicly-held learning and performance solutions company dedicated to increasing the effectiveness of individuals and organizations. Mr. Smith was the Chief Executive Officer of Franklin Covey Co. from February 1997 to March 1998, a position he also held from April 1991 to September 1996. Mr. Smith was Senior Vice President of Franklin Quest Co. from December 1984 to April 1991. Franklin Covey Co. was formerly known as Franklin Quest Co. prior to its merger with the Covey Leadership Center, Inc. in May 1997. Mr. Smith has served as a director of the Company since 1995.

     ROBERT G. SARVER, 39, has served as Chairman of the Board and Chief Executive Officer of California Bank and Trust since October 1995, and Executive Vice President of Zions Bancorporation, a bank holding company, since October 1998. Mr. Sarver also serves as an executive director of Southwest Value Partners, a real estate investment company, and a director of each of Zions Bancorporation, a bank holding company, and Meritage Corporation, a builder of single-family homes. Mr. Sarver has served as a director of the Company since January 2000.

MEETINGS AND COMMITTEES.

     During the fiscal year ended March 31, 2001, the Board of Directors held five meetings. All members attended at least 75% of all board meetings and applicable committee meetings. The Board of Directors has a Compensation Committee (the "Compensation Committee") that reviews and establishes compensation for the Company's officers, except the Chief Executive Officer, whose compensation is approved by the Board of Directors upon recommendation of the Compensation Committee. The Compensation Committee also approves the amount of contributions to the employees' retirement plan and administers the Company's stock option plans. The members of the Compensation Committee are J. Ralph Atkin, Chairman, Hyrum W. Smith, Steven F. Udvar-Hazy and Henry J. Eyring. The Compensation Committee met twice during fiscal 2001.

     The Board of Directors has an Audit and Finance Committee that is responsible for determining the adequacy of the Company's internal accounting and financial controls, reviewing the auditor's reports and recommendations and interviewing and making recommendations to the Board of Directors for the selection of the Company's independent public accountants. These responsibilities are set forth in an Audit and Finance Committee Charter adopted by the Board of Directors. A copy of the Audit and Finance Committee Charter is attached to this Proxy Statement as Appendix A. The members of the Audit and Finance Committee are Sidney J. Atkin, Chairman, Ian M. Cumming, Mervyn K. Cox and Robert G. Sarver. Each member of the Audit and Finance Committee is an independent director for purposes of the Marketplace Rules of the Nasdaq National Market, on which the Common Stock is currently quoted. The Audit and Finance Committee met twice during fiscal 2001.

     The Board of Directors has a Nominating Committee which recommends to the Board of Directors nominees for election, as well as Board fees. The Nominating Committee will consider nominees recommended by shareholders submitted in writing to the Committee. The members of the Nominating Committee are Mervyn K. Cox, Chairman, Sidney J. Atkin, Ian M. Cumming and Hyrum W. Smith. The Nominating Committee met once during fiscal 2001.

                               EXECUTIVE OFFICERS

     In addition to Jerry C. Atkin, certain information is furnished with respect to the following executive officers of the Company:

     RON B. REBER, 47, has served in various capacities since joining the Company in 1977. He is currently Executive Vice President of the Company and Chief Operating Officer of SkyWest Airlines, Inc., a wholly-owned subsidiary of the Company, with general responsibility for flight operations, maintenance, customer service, market planning, marketing, revenue control and pricing.

     BRADFORD R. RICH, 40, joined the Company in 1987 as Corporate Controller. He was previously employed with Arthur Andersen LLP and is a certified public accountant. He is currently Executive Vice President, Chief Financial Officer and Treasurer of the Company, with responsibility for financial accounting, treasury, public reporting, investor relations, internal audit, risk management, contracts and information technology.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the other executive officers of the Company whose annual salary and bonus for the fiscal year ended March 31, 2001 exceeded $100,000 (collectively the "Named Executive Officers").

                                                                             LONG TERM
                                             ANNUAL COMPENSATION            COMPENSATION
                                    -------------------------------------   ------------
                                                           OTHER ANNUAL       OPTIONS         ALL OTHER
     NAME AND POSITION       YEAR    SALARY     BONUS     COMPENSATION(1)     GRANTED      COMPENSATION(2)
     -----------------       ----   --------   --------   ---------------   ------------   ---------------
Jerry C. Atkin.............  F01    $297,066   $315,854      $107,082         208,000          $7,757
  Chairman, President and    F00     289,510    377,000       104,277         208,000           6,749
  Chief Executive Officer    F99     272,946    436,000        46,503         208,000           3,950
Ron B. Reber...............  F01     191,997    206,341        61,923          84,000           7,757
  Executive Vice President   F00     180,537    231,000        56,167          84,000           6,749
  and Chief Operating
  Officer                    F99     164,106    239,000        26,609          84,000           3,950
  of SkyWest Airlines,
  Inc.
Bradford R. Rich...........  F01     177,749    183,537        57,621          84,000           7,757
  Executive Vice President,  F00     169,526    219,000        51,833          84,000           6,749
  Chief Financial Officer
  and                        F99     153,336    222,000        24,565          84,000           3,950
  Treasurer

---------------
(1) Consists of deferred compensation payments made pursuant to the Executive Deferred Compensation Plan. See "Report of the Compensation
    Committee -- Executive Deferred Compensation Plan."

(2) Consists of the Company's contributions to the Company's 401(k) Plan which were allocated to the accounts of the Named Executive Officers in the respective fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth individual grants of stock options made to the Named Executive Officers during the fiscal year ended March 31, 2001.

                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATES OF
                                                                                      STOCK PRICE APPRECIATION FOR
                                           PERCENT OF TOTAL                                    OPTION TERM
                               OPTIONS     OPTIONS GRANTED    EXERCISE   EXPIRATION   -----------------------------
            NAME              GRANTED(1)    IN FISCAL YEAR     PRICE        DATE           5%              10%
            ----              ----------   ----------------   --------   ----------   -------------   -------------
Jerry C. Atkin..............   208,000           29.9%        $20.125     3/31/10      $2,632,656      $6,671,392
Ron B. Reber................    84,000           12.1          20.125     3/31/10       1,063,188       2,694,216
Bradford R. Rich............    84,000           12.1          20.125     3/31/10       1,063,188       2,694,216

---------------
(1) All options were granted under the Company's Amended and Combined Incentive and Nonstatutory Stock Option Plan and first become exercisable on April 1, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

     The following table sets forth the aggregate value of unexercised options to acquire shares of Common Stock held by the Named Executive Officers on March 31, 2001, and the value realized upon the exercise of options during the fiscal year ended March 31, 2001.

                                                                     NUMBER OF            VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                                                                   AT FY-END(#)               FY-END($)(3)
                                                               ---------------------   ---------------------------
                         SHARES ACQUIRED ON       VALUE           EXERCISABLE(2)/             EXERCISABLE/
         NAME               EXERCISE(#)       REALIZED($)(1)       UNEXERCISABLE              UNEXERCISABLE
         ----            ------------------   --------------   ---------------------   ---------------------------
Jerry C. Atkin.........       210,000           $4,088,427        208,000/416,000         $2,730,000/$2,762,448
Ron B. Reber...........        76,000            1,909,553         84,000/168,000           1,102,500/1,115,604
Bradford R. Rich.......        50,000            1,231,285        160,000/168,000           2,629,621/1,115,604

---------------
(1) Calculated based on the difference between the exercise price and the value of the shares as of the date acquired.

(2) Includes options exercisable within 60 days of March 31, 2001.

(3) Calculated based on the difference between the exercise price and the price of a share of Common Stock on March 30, 2001. The price of the Common Stock on March 30, 2001 was $23.25, as reported on the NASDAQ National Market.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     J. Ralph Atkin served as a Chairman of the Compensation Committee during the fiscal year ended March 31, 2001. Mr. Atkin was the founder of the Company and served as President and Chief Executive Officer from 1972 to 1975. From 1984 to 1988, Mr. Atkin also served as Senior Vice President of the Company.

DIRECTOR'S COMPENSATION

     All directors, except Jerry C. Atkin, receive a fee of $1,250 for each Board meeting attended, $600 for each Committee meeting attended and $18,000 as an annual retainer. The Vice Chairman and Committee Chairmen also receive an additional $1,250 for each meeting attended. Steven F. Udvar-Hazy receives an additional $6,000 annually in exchange for consulting services rendered to the Company.

RELATIONSHIPS

     J. Ralph Atkin and Sidney J. Atkin are brothers. Jerry C. Atkin is their nephew.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, the Company believes all Section 16(a) forms required to be filed by the Company's executive officers and directors were timely filed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The Company and Delta Air Lines, Inc. ("Delta") operate under a joint marketing and code-sharing agreement under which the Company uses the Delta two-letter designator code ("DL") in displaying its schedules on certain flights in the automated airline reservation systems used throughout the industry. As of March 31, 2001, New Sky, Ltd., which is affiliated with Delta ("New Sky"), owned 6,215,596 shares of Common Stock, which represented approximately 11.1% of the outstanding shares of Common Stock. The Company leases various terminal facilities from Delta and Delta provides certain services to the Company, including advertising, reservation and ground handling services. Expenses paid to Delta under these agreements were approximately $7,481,000, $6,475,000 and $8,409,000 during the years ended March 31, 2001, 2000 and 1999, respectively. The Company had net payables to Delta of $1,987,000 and $1,546,000 as of March 31, 2001 and 2000, respectively.

                       AUDIT AND FINANCE COMMITTEE REPORT

     The following is the report of the Audit and Finance Committee of the Board of Directors with respect to the Company's audited financial statements for the fiscal year ended March 31, 2001.

     The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the audit process, the financial information which will be provided to shareholders, the financial community and others and the systems of internal controls which management has established. The Committee is composed of four outside directors, each of whom is an independent director for purposes of the Marketplace Rules of the Nasdaq National Market. All members of the Committee are financially literate and the Chairman of the Committee has accounting or related financial management expertise.

     Following the end of the 2001 fiscal year, the Audit and Finance Committee reviewed and discussed the Company's audited financial statements with the Company's management. The Committee also discussed with Arthur Andersen LLP, the independent public accountants of the Company, the matters required to be discussed by the American Institute of Certified Public Accountants' Statement on Auditing Standards ("SAS") 61, "Communication with Audit Committee." The Committee also received the written disclosures and a letter from Arthur Andersen LLP as required by Independence Standards Board's Standard No. 1, and has discussed with Arthur Andersen LLP the independence of Arthur Andersen LLP. In determining the independence of Arthur Andersen LLP, the Committee considered, among other factors, whether the non-audit services provided by Arthur Andersen LLP could impair the independence of Arthur Andersen LLP and concluded that such services were compatible with their independence.

     Based upon the review and discussions referred to in the foregoing paragraphs, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2001.

                                          AUDIT AND FINANCE COMMITTEE:

                                          Sidney J. Atkin, Chairman
                                          Ian M. Cumming
                                          Mervyn K. Cox
                                          Robert G. Sarver

                      REPORT OF THE COMPENSATION COMMITTEE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 11 hereof shall not be deemed to be incorporated by reference into any such filings.

     The Securities and Exchange Commission's ("SEC") rules addressing disclosure of executive compensation in proxy statements require the Compensation Committee to include in this Proxy Statement a report from the Compensation Committee addressing, with respect to the most recently completed fiscal year, (a) the Company's policies regarding executive compensation generally, (b) the factors and criteria considered in setting the compensation of the Company's Chief Executive Officer, Jerry C. Atkin, and (c) any relationship between such compensation and the Company's performance.

     The Company's executive compensation program is administered by the Compensation Committee, which is responsible for establishing the policies governing the Company's compensation program and the amount of compensation for each of the Company's executive officers. The Compensation Committee is currently composed of four non-employee directors and has oversight responsibility for all executive compensation and executive benefit programs of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee regularly reviews and approves decisions with respect to compensation of the Company's officers and other employees. The Board of Directors has appointed four of its non-employee members to serve on the Compensation Committee and empowered the committee to:

     - Recommend to the Board CEO compensation;

     - Approve all other executive officer compensation;

     - Approve Company-wide and executive officer incentive/bonus plans, and profit sharing/retirement contributions;

     - Review Company compensation packages as a whole; and

     - Administer the Company's various stock-based incentive plans.

  Executive Compensation Policies

     The Company's executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executives who the Compensation Committee and senior management believe are important to the Company's long-term financial success. The Company seeks to accomplish this goal by providing a compensation program that, in the judgment of the Compensation Committee and senior management:

     - is competitive with compensation programs offered by the Company's primary competitors and by other comparable companies;

     - integrates certain compensation elements with the Company's financial performance by linking an incentive plan to the Company's net income as well as other corporate and operational goals; and

     - links certain compensation elements with an opportunity to own Common Stock so that Company executives will have a personal interest in the increase in share value and, as a result, have common interests with the Company's shareholders.

     The Compensation Committee believes that each of these factors is integrally important to the long-term financial success of the Company. In designing and implementing the individual components of the

Company's executive compensation program, the Company seeks a balance among these factors that will vary depending on the level of policy-making and operational responsibility of the executive. The Compensation Committee and senior management annually review the structure of the Company's executive compensation program to ensure that these goals are being accomplished.

  Executive Compensation Program

     The components of the Company's current executive compensation program include salary, annual cash incentive bonus awards and long-term incentive plans in the form of stock option plans and deferred compensation plans.

  Salaries and Cash Incentive Bonus Awards

     The Compensation Committee establishes the salaries and bonus awards for all executive officers, except the CEO, whose salary and annual bonus award it recommends for approval by the full Board. The salary and bonus award levels are established and adjusted annually based on factors such as competitive trends, annual inflation rates, overall financial performance of the Company and individual performance of the executive officers. The base salary for the executive officers is generally fixed below industry average levels with the opportunity to receive annual bonuses that would make total compensation comparable. The Company's annual bonus awards to its executive officers, some of which are reflected in the Summary Compensation Table, are based on the financial performance of the Company together with subjective and objective performance criteria.

     At the beginning of each fiscal year, the Compensation Committee establishes cash bonus award guidelines based on the Company's earnings. Commencing in fiscal 2000, the Company adopted an incentive plan for all officers, including executive officers, pursuant to which a bonus was paid to the Company's President, two Executive Vice Presidents, and six Vice Presidents; subject, however, to the discretionary authority of the Board of Directors and the Compensation Committee to vary the amounts or percentages paid based on extraordinary performance, achievement of (or failure to achieve) objectives and other similar factors. For fiscal 2001, bonuses were paid based on the incentive plan as adopted. A separate incentive bonus plan, paid quarterly, was in effect for all other employees employed at least two years.

  Employee Retirement Plan -- 401(k)

     The Company maintains the SkyWest Airlines Employee Retirement Plan (the "Retirement Plan"), which is a defined contribution plan, for the benefit of employees who have completed at least 90 days of service with the Company. The Retirement Plan is qualified under Sections 401(a) and (k) of the Internal Revenue Code (the "Code").

     The Retirement Plan provides for pre-tax participant contributions and matching contributions by the Company, subject to the requirements of Section 401(k) of the Code. The Company may also make discretionary contributions for participants without regard to participant contributions. Matching contributions totaled $2,885,000 and a discretionary contribution of $2,855,000 was made for fiscal 2001. The Company's officers are not eligible to participate in matching contributions made by the Company.

     Separate accounts are maintained for all contributions and directed by participants among 16 types of investment funds. All contributions to a participant's account under the Retirement Plan are non-forfeitable. The Retirement Plan permits certain withdrawals and loans during service. Distributions from the Retirement Plan are made upon termination either in a lump sum or in annual installments over a period of up to ten years (but in no event over a period exceeding five years following a participant's death).

  Executive Deferred Compensation Plan

     The Company's Executive Deferred Compensation Plan (the "Plan") was adopted by the Compensation Committee on August 7, 1990 and became effective January 1, 1991. Under the terms of the Plan, the Company contributes twelve percent of the compensation paid to the officers of the Company during the prior calendar year to the Plan. Under the Plan, the Company maintains split dollar life insurance policies on the lives of participants. The officer is the owner of such policies and the Company is responsible for payment of premiums. The premiums are recoverable by the Company and will be paid to each participant as deferred compensation following termination of employment. The earnings under the policies and death proceeds of policies will be paid to participants or to a designated beneficiary. Participants in this Plan are not eligible for matching contributions under the Company's 401(k) Plan.

  Stock Option Plans

     The Company's Amended and Combined Incentive and Nonstatutory Stock Option Plan was adopted by the Board of Directors in April 1991 (the "1991 Plan") and approved by the shareholders of the Company in August 1991. The Plan provided for the grant of options to purchase shares of Common Stock, which were either incentive stock options ("Incentive Stock Options"), as that term is defined in the Code, or non-statutory stock options ("Non-statutory Options"). Options under the 1991 Plan were granted by the Compensation Committee.

     In August, 2000, the Company's shareholders approved the adoption of the SkyWest, Inc. Executive Stock Incentive Plan (the "Executive Plan"). The Executive Plan became effective January 1, 2001. The Executive Plan replaced the 1991 Plan; however, all outstanding options under the 1991 Plan as of January 1, 2001 remained outstanding but no further grants will be made under the 1991 Plan. As of December 31, 2000, there were options outstanding under the 1991 Plan for approximately 2,424,000 shares of Common Stock. The Executive Plan provides for the issuance of up to 4,000,000 shares of Common Stock to officers, directors and other management employees.

     The Compensation Committee has complete authority to determine the persons to whom and the time or times at which grants of Options under the Executive Plan will be made, whether such Options will be Incentive Stock Options or Non-statutory Options, the exercise price, term, restrictions on exercise and transferability and vesting schedules, all of which are set forth in a Stock Option Agreement. In no event, however, may the exercise price of an Incentive Stock Option be less than the fair market value of a share of Common Stock on the date of grant or exercisable after the expiration of ten years from the date of grant and no Option may be exercisable before six months have lapsed from the date of grant (except in the case of death or disability). In considering the grant of Options to executive officers, the Compensation Committee takes into consideration such factors as the projected value of the Common Stock in the future based on the Company achieving its performance goals, the executive officers' current salary and the overall performance of the Company. The Compensation Committee attempts to award Options in an amount that will provide executive officers with Options that will have a value in the future equal to a targeted percentage of the officers' base salary if the Company's performance goals are met during the vesting period.

  Chief Executive Officer Compensation for Fiscal Year 2001

     Using the process and criteria discussed above, effective July 1, 1999 the Compensation Committee recommended and the Board established Jerry C. Atkin's annual base salary at $280,000 and established guidelines for the payment of an annual bonus award, based on the Company's net income and also subject to achieving other non-financial objectives. After the end of fiscal 2001, the Compensation Committee awarded Mr. Atkin a $282,066 bonus based on the Company's exceptional performance during the year. During fiscal 2001, the Compensation Committee also awarded to Mr. Atkin options to purchase up to 208,000 shares of Common Stock, based on the criteria described above.

                                          COMPENSATION COMMITTEE

                                          J. Ralph Atkin, Chairman
                                          Steven F. Udvar-Hazy
                                          Hyrum W. Smith
                                          Henry J. Eyring

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the five-year cumulative shareholder return on the Common Stock against the five-year cumulative total return on the Composite Index for NASDAQ Stock Market (US Companies) and an Index for NASDAQ Stocks (SIC 4510-4519) (an index composed of NASDAQ companies engaged in air transportation, including regional airlines whose stocks trade on NASDAQ) for the periods indicated. The graph assumes an initial investment of $100.00 with dividends reinvested over the periods indicated.

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------
Total Return Analysis   3/31/1996   3/31/1997   3/31/1998   3/31/1999   3/31/2000   3/31/2001
---------------------------------------------------------------------------------------------
 SkyWest, Inc.           $100.00     $100.54     $284.83     $452.49     $616.69     $735.19
 Peer Group              $100.00     $ 70.63     $115.39     $180.21     $190.67     $238.43
 Nasdaq Composite        $100.00     $111.16     $168.71     $222.92     $415.16     $167.08
---------------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 31, 2001, information with respect to the shares of Common Stock owned beneficially by each director or nominee for director, by the Named Executive Officers, by all executive officers and directors as a group and by each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

                                                        AMOUNT AND NATURE
                                                          OF BENEFICIAL       PERCENTAGE OF
        NAME AND ADDRESS OF BENEFICIAL OWNERS               OWNERSHIP           CLASS(1)
        -------------------------------------           -----------------     -------------
New Sky, Ltd.(2)......................................      6,215,596             11.1%
  Craig Appin House
  8 Wesley Street
  Hamilton, Bermuda HMJX
FMR Corp.(2)..........................................      4,578,420              8.2%
  82 Devonshire Street
  Boston, MA 02109
Wellington Management Co. LLP(2)......................      3,991,000              7.1%
  75 State Street
  Boston, MA 02109
American Express Financial Corporation(2).............      3,905,878              7.0%
  200 AXP Financial Center
  Minneapolis, MN 55479
Jerry C. Atkin........................................      1,920,812(3)           3.4%
Sidney J. Atkin.......................................      1,608,345(4)           2.9%
Mervyn K. Cox.........................................        518,500(5)             *
Bradford R. Rich......................................        171,438(6)             *
Ron B. Reber..........................................        134,052(7)             *
Steven Udvar-Hazy.....................................         49,000(5)             *
Robert J. Sarver......................................         33,000(5)             *
Henry J. Eyring.......................................         18,000(5)             *
Ian M. Cumming........................................         18,000(5)             *
Hyrum W. Smith........................................         16,000(5)             *
J. Ralph Atkin........................................         16,000(5)             *
All Executive Officers and Directors, as a group (11        4,207,657(8)           7.5%
  persons)............................................

---------------
 *  Represents less than 1% of total outstanding shares.

(1) Based on total outstanding shares of 56,101,580 as of March 31, 2001.

(2) Data for New Sky, Ltd., FMR Corp., Wellington Management Co. LLP and American Express Financial Corporation is as of March 31, 2001, the date of the most recent statement of ownership delivered to the Company.

(3) Includes 827,070 shares held separately by Carolyn J. Atkin, his wife, and 208,000 shares issuable upon exercise of options.

(4) Includes 1,145,500 shares held by a family limited partnership of which Mr. Atkin and his wife are the general partners, 433,125 shares held by Mr. Atkin as trustee of a trust for the benefit of his family, 13,720 shares held by his wife and 16,000 shares issuable upon exercise of options.

(5) Includes 16,000 shares issuable upon exercise of options.

(6) Includes 160,000 shares issuable upon exercise of options.

(7) Includes 84,000 shares issuable upon exercise of options.

(8) Includes 336,000 shares issuable upon exercise of options.

                PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     In February 2001, the Company announced its intention to change its fiscal year end to December 31. Accordingly, the Board of Directors proposes to engage independent public accountants for the Company to serve during the transition period of April 1, 2001 through December 31, 2001. Ratification of the appointment by the Board of Directors of the independent public accountants for the Company for the transition period ending December 31, 2001 is to be voted upon at the Annual Meeting. The Board of Directors recommends shareholder ratification of the appointment of Arthur Andersen LLP, whose appointment has been approved, subject to shareholder approval, by the Board of Directors. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to answer any questions shareholders may have and will be given the opportunity to make a statement if they desire to do so.

AUDIT FEES

     The aggregate fees for professional services rendered by Arthur Andersen LLP in connection with its audit of SkyWest's consolidated financial statements and reviews of the consolidated financial statements included in SkyWest's Quarterly Reports on Form 10-Q for the 2001 fiscal year were approximately $113,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Arthur Andersen LLP did not provide to SkyWest any services related to financial systems design and implementation during fiscal 2001.

ALL OTHER FEES

     In addition to performing the audit of SkyWest's consolidated financial statements, Arthur Andersen LLP provided various other services to SkyWest during fiscal 2001. The aggregate fees for these other services was approximately $309,700. "Other services" include services rendered to SkyWest primarily related to the following: (i) SkyWest's secondary public offering of Common Stock, (ii) outsourced internal audit services; (iii) income tax planning and preparation of tax returns; and (iv) audit of the SkyWest sponsored benefit plans.

     The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE TRANSITION PERIOD ENDING DECEMBER 31, 2001.

                                 OTHER MATTERS

OTHER BUSINESS

     The Board of Directors does not know of any matter to be presented at the Annual Meeting that is not listed in the Notice of Annual Meeting and discussed above. If other matters should come before the Annual Meeting, however, the proxyholders will vote in accordance with their best judgment.

PROPOSALS OF SECURITY HOLDERS FOR 2002 ANNUAL MEETING

     Shareholders desiring to submit proposals for the Proxy Statement for the 2002 Annual Meeting will be required to submit them to the Company in writing on or before March 1, 2002. Any shareholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

ADDITIONAL INFORMATION

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 will be furnished without charge upon receipt of a written request. The exhibits to that Report will also be provided upon request and payment of copying charges. Requests should be directed to the Corporate Secretary, SkyWest, Inc., 444 South River Road, St. George, Utah 84790.

                                                                      APPENDIX A

                                 SKYWEST, INC.

                      AUDIT AND FINANCE COMMITTEE CHARTER

PURPOSE

     The primary purpose of the Audit and Finance Committee (the "Committee") is to assist the Board of Directors (the "Board") of SkyWest, Inc. (the "Company") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. The Committee will assist the Board by overviewing (i) the financial reports and other financial information provided by the Company to governmental or regulatory bodies, the public or other users,
(ii) the Company's systems of internal accounting and financial controls and
(iii) the annual independent audit of the Company's financial statements.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention. The Committee shall have full access to all books, records, facilities and personnel of the Company and shall have the power to retain outside counsel, auditors or other experts when necessary. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is accountable to the Board and the Committee.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

     The Committee shall review the adequacy of this Charter on an annual basis.

MEMBERSHIP

     The Committee shall be comprised of three or more directors, a majority of which must be independent. The members of the Committee shall be appointed by the Board and shall meet the independence and experience requirements of the Nasdaq Stock Market Inc.

     Accordingly, all members of the Committee will be directors:

          1. who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company (except as permitted by the Nasdaq Stock Market Inc. rules); and

          2. who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

KEY RESPONSIBILITIES

     The Committee's job is one of oversight. The Company's management is responsible for preparing the Company's financial statements and the independent public accountants are responsible for auditing those financial statements. The Committee recognizes that financial management and the independent public accountants have more time, knowledge and detailed information regarding the Company than do Committee members. Accordingly, in carrying out its oversight responsibilities, the Committee will not provide any expert or special assurance as to the Company's financial statements or any professional certification as to the work of the independent public accountants.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

     - The Committee shall review with management and the independent public accountants the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the independent public accountants the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61, as such statement may be amended from time to time, including, without limitation, the amendments contained in SAS No. 90.

     - As a whole, or through the Committee chair, the Committee shall review with the independent public accountants the Company's interim financial results to be included in the Company's quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61 and 90; this review will occur prior to the Company's filing of Form 10-Q.

     - The Committee shall discuss with management and the independent public accountants the quality and adequacy of the Company's internal controls as well as review the program of internal audit.

     - The Committee shall:

      - request from the independent public accountants annually, a formal written statement delineating all relationships between the independent public accountants and the Company consistent with Independence Standards Board Standard Number 1;

      - discuss with the independent public accountants any such disclosed relationships and their impact on the independence of the independent public accountants; and

      - recommend that the Board take appropriate action in response to the report of the independent public accountants to satisfy itself of the independence of the independent public accountants;

     - The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the independent public accountants. Additionally, the committee shall review second opinions on significant accounting issues when they arise.

     - The Committee shall review the performance of Chief Executive Officer, Chief Financial Officer and Controller as it relates to financial controls and procedures.

     - The Committee shall review and confirm the Company's approved investment policy and review and advise on equity, debt, lease and overall capital structure.

     - The Committee shall review the Company's program of compliance with code of corporate conduct as deemed necessary.

SKYWEST, INC. PROXY                            THIS PROXY IS SOLICITED ON BEHALF
                                               OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Jerry C. Atkin, Bradford R. Rich and Eric D. Christensen, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of Sky West, Inc., a Utah corporation (the "Company"), held of record by the undersigned on June 20, 2001 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Sky West Corporate Offices, 444 South River Road, St. George, Utah 84790, on Tuesday, August 14, 2001, at 11:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1. ELECTION OF DIRECTORS, each to serve until the next annual meeting of shareholders of the Company and until their respective successors shall have been duly elected and shall qualify.

     FOR all nominees listed below (except as marked to the contrary).

     WITHOUT AUTHORITY to vote for all nominees listed below.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

     JERRY C. ATKIN      J. RALPH ATKIN       STEVEN F. UDVAR-HAZY      IAN M. CUMMING        HENRY J. EYRING
     MERVYN K. COX       SIDNEY J. ATKIN      HYRUM W. SMITH            ROBERT G. SARVER

2. PROPOSAL TO RATIFY the appointment of Arthur Andersen LLP as independent public accountants of the Company for the transition period ending December 31, 2001.
                                           FOR          AGAINST         ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IN NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE AND FOR PROPOSAL 2 DESCRIBED ABOVE.

Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

DATED:                 , 2001    Signature:                                Signature (if held jointly):
       ----------------                     ---------------------------                                 ---------------------------

(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)